Exhibit 99.01

COMPANY CONTACT
Robert G. Gargus
Chief Financial Officer
Silicon Image, Inc.
Phone: 408-616-4114
bgargus@siliconimage.com

SILICON IMAGE REPORTS FOURTH QUARTER 2004 FINANCIALS

SUNNYVALE, Calif., January 25, 2005— Silicon Image, Inc. (Nasdaq: SIMG), a leader in multi-gigabit semiconductor solutions for the secure transmission and storage of rich digital media, today reported financial results for its fiscal fourth quarter and year ended December 31, 2004.

Selected Q4 Highlights:

•                  Revenue of $46.1 million for the quarter, a sequential decrease of 4 percent from the third quarter and a 52 percent increase over the year ago quarter.

•                  Sequential product revenue growth of 6 percent for Storage, 5 percent for PC, and a sequential revenue decline of 11 percent for Consumer Electronics (CE).

•                  GAAP net loss of $0.1 million, or $0.00 per diluted share, as compared to a net loss of $5.3 million or $0.07 per diluted share for the year ago quarter.

•                  Pro-forma* net income of $10.3 million, or $0.12 per diluted share, as compared to Pro-forma* net income of $2.3 million or $0.03 per diluted share for the year ago quarter.

•                  Expansion of the PanelLink Cinema™ Partners Program through the addition of industry leaders Sony and Hitachi.

•                  Added 40 new High-Definition Multimedia Interface™ (HDMI™) licensees, bringing total licensees to 170.

Selected Full Year 2004 Highlights:

•                  Revenue of $173.2 million for the full year 2004, an increase of 67 percent from the $103.5 million recorded for 2003.

•                  GAAP net loss of $0.3 million, or $0.00 per diluted share, as compared to a net loss of $12.8 million, or $0.18 per diluted share, for 2003.

•                  Pro-forma* net income was $33.4 million, or $0.39 per diluted share, as compared to Pro-forma* net income of $2.3 million or $0.03 per diluted share for 2003.

The company achieved revenue of $46.1 million for the fourth quarter, a decrease of 4 percent from revenue of $47.9 million in the third quarter of 2004, and an increase of 52 percent from revenue of $30.3 million in the fourth quarter of 2003.  Revenue for the full year 2004 was $173.2 million, an increase of 67 percent over revenue of $103.5 million for 2003.

Net loss under Generally Accepted Accounting Principles (GAAP), which includes stock compensation expense, amortization of intangible assets, loss (gain) on derivative investment security, restructure expenses, gain on escrow settlement, in-process research and development expenses and patent defense costs, was $0.1 million, or $0.00 per diluted share, for the quarter ended December 31, 2004.  This compares to net income of $7.9 million, or $0.09 per diluted share, for the prior quarter, and a net loss of $5.3 million, or $0.07 per diluted share, for the fourth quarter of 2003.  On a full year basis, the GAAP net loss was $324,000 million, or $0.00 per diluted share, as compared to a net loss of $12.8 million, or $0.18 per diluted share, for 2003.

Fourth quarter Pro-forma* net income was $10.3 million, or $0.12 per diluted share.  This compares to pro-forma net income of $10.0 million, or $0.12 per diluted share, for the third quarter of 2004, and pro-forma net income of $2.3 million, or $0.03 per diluted share, for the fourth quarter of 2003.  Pro-forma* net income for the fourth quarter of 2004 excludes $10.4 million of charges attributable to the following: a non-cash charge for stock compensation; patent defense costs; and non-cash charges for the amortization of intangible assets.

On a full year basis, the Pro-forma * net income was $33.4 million or $0.39 per diluted share, which compares to Pro-forma* net income of $2.3 million or $0.03 per diluted share.  Pro-forma* net income for FY 2004 excludes $33.7 million of charges attributable to the following:  a non-cash charge for stock compensation, patent defense costs, non-cash gain on derivative investments and a non-cash charge for amortization of intangible assets.

“The fourth quarter marked the completion of a very successful year for Silicon Image.  We saw revenue grow 67 percent year-over-year. Our gross margins expanded to 62.4 percent in the fourth quarter and reflected an average improvement year-over-year in excess of 600 basis points.  In addition to our financial success, we saw HDMI continue its rapid adoption, and we have clearly established ourselves as the quality and interoperability leader.  Furthermore, the successful launch of our new SteelVine products positions us for above average growth in our storage business for 2005 and 2006,” commented Steve Tirado, Silicon Image’s new president and chief executive officer.

“Despite a tight business climate, we were able to achieve record product revenue, expand our gross margins and tightly control our operating expenses.  Even so, in the fourth quarter we experienced a decline in our licensing revenue, resulting in flat earnings per diluted share quarter-to-quarter.  The decline in licensing revenue was due to a multi-million dollar transaction anticipated to close in the fourth quarter.  that did not close in the fourth quarter.  We continue to work this deal and are optimistic that it will close in the first quarter,” commented Bob Gargus, chief financial officer of Silicon Image. “Furthermore, it is noteworthy to point out that on a year-to-year revenue increase of slightly under $70 million, we were able to improve our pro-forma bottom line by slightly more than $31 million to the bottom-line. Our improved financials combined with our new products, the various partnerships, and the rapid adoption of HDMI contributed to a very good year for Silicon Image.”

The company will host a conference call at 2:00 p.m. PST today to discuss its fourth quarter 2004 results and business outlook.  The call will be broadcast over the Internet and can be accessed on the investor relations section of the company’s Web site located at www.siliconimage.com.

*Pro-forma net income or loss represents net income or net loss, exclusive of stock compensation expense, amortization of intangible assets, patent defense costs, acquisition integration costs, restructuring costs, gain/(loss) on derivative securities, gains on escrow settlement, and in-process research and development.

About Silicon Image

Headquartered in Sunnyvale, Calif., Silicon Image, Inc. designs, develops and markets multi-gigabit semiconductor and system solutions for a variety of communications applications demanding high-bandwidth capability.  With its proprietary Multi-layer Serial Link (MSL™) architecture, Silicon Image is well positioned for leadership in multiple mass markets including PCs, consumer electronics, and storage.  Silicon Image is a leader in the global PC/display arena with its innovative digital interconnect technology and is now emerging as a leading player in the fields of storage and consumer electronics by offering robust, high-bandwidth semiconductors.  For more information on Silicon Image, visit www.siliconimage.com

Safe Harbor Statement

This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to future financial results, business outlook, business programs and initiatives, market growth  and product introductions.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.  In particular, future demand in PC, display, consumer electronics and storage markets may differ from current expectations, adversely affecting expected future results for the company, new product introductions may not be timely or successful, business programs and initiatives and markets may not grow at the rates anticipated, and standards may not be adopted at the rates anticipated.  In addition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Results” in the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by Silicon Image with the SEC.  Silicon Image assumes no obligation to update this forward-looking information.

Silicon Image, PanelLink Cinema, SteelVine, MSL and www.siliconimage.com are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and other countries.

SILICON IMAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (GAAP BASIS)

	Three Months Ended			Three Months Ended
	(unaudited)			(unaudited)
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31	Dec. 31,
(In thousands, except per share amounts)	2004	2004	2003	2004	2003
Revenue:
Product	$41,999	$41,474	$27,421	$152,350	$89,335
Development, licensing and royalties	4,073	6,394	2,906	20,809	14,190
Total revenue	46,072	47,868	30,327	173,159	103,525
Cost and operating expenses:
Cost of product revenue	17,314	18,314	13,267	65,837	46,609
Research and development	11,173	11,585	9,264	44,812	36,523
Selling, general and administrative	7,554	7,764	5,607	28,823	18,401
Stock compensation expense	10,057	1,527	6,991	32,784	9,988
Amortization of intangible assets	274	357	357	1,345	1,103
Patent defense and acquisition integration costs	35	222	196	519	2,152
Restructuring	—	—	—	—	986
In-process research and development	—	—	—	—	5,482
Total cost and operating expenses	46,407	39,769	35,682	174,120	121,244

Income (loss) from operations	(335)	8,099	(5,355)	(961)	(17,719)
Gain on escrow settlement	-	—	—	-	4,618
Interest income and other, net	320	211	75	718	291
Gain (loss) on derivative investment security	—	(64)	—	926	—
Income (loss) before provision for income taxes	(15)	8,246	(5,280)	683	(12,810)
Provision for income taxes	65	369	—	1,007	—
Net income (loss)	$(80)	$7,877	$(5,280)	(324)	$(12,810)

Net income (loss) per share - basic	$(0.00)	$0.11	$(0.07)	$(0.00)	$(0.18)
Net income (loss) per share - diluted	$(0.00)	$0.09	$(0.07)	$(0.00)	$(0.18)

Weighted average shares - basic	76,774	74,976	70,638	75,081	69,412
Weighted average shares - diluted	76,774	85,890	70,638	75,081	69,412

SILICON IMAGE, INC.

RECONCILIATION OF GAAP TO PRO-FORMA FINANCIAL INFORMATION

	Three Months Ended			Twelve Months Ended
	(unaudited)			(un udited)
	Dec. 31,	Sept. 30/	Dec. 31,	Dec. 31,	Dec. 31,
(In thousands)	2004	2004	2003	2004	2003
GAAP net income (loss)	$(80)	$7,877	$(5,280)	$(324)	$(12,810)
Pro-forma adjustments:
Stock compensation expense(1)	10,057	1,527	6,991	32,784	9,988
Amortization of goodwill and intangible assets(2)	274	357	357	1,345	1,103
Patent defense and acquisition integration costs(3)	35	222	196	519	2,152
Restructuring(4)	—	—	—	—	986
Gain on escrow settlement(5)	—	—	—	—	(4,618)
In-process research and development(6)	—	—	—	—	5,482
Loss (gain) on derivative investment security(7)	—	64	—	(876)	—
Pro-formanetincome	$10,286	$10,047	$2,264	$33,448	$2,283

(1)  Non-cash expenses associated with stock option modifications (including repricings) and certain stock options issued to employees in our Initial Public Offering, to employees of acquired companies, and to non-employees in exchange for services.

(2)  Non-cash expenses for the amortization of goodwill and intangible assets recorded in connection with our acquisitions.

(3)  Costs incurred to defend our intellectual property and to integrate the operations of companies we have acquired. These expenses have been excluded because they are expected to be incurred over a limited period of time and are not directly attributable to our ongoing operations.

(4)  Severance and other costs resulting from our involuntary workforce reductions and consolidation of facilities. These expenses have been excluded since they are not directly attributable to our ongoing operations.

(5)  A non-cash gain from recovery of shares held in escrow as indemnification for certain damages incurred as a result of a prior acquisition.

(6)  A one-time, non-cash expense for the value assigned to an acquired company’s existing research and development projects that have not reached technological feasibility and that have no alternative future use as of the acquisition date.

(7)  Loss (gain) on derivative investment security.

SILICON IMAGE, INC.

PRO-FORMA (NON-GAAP BASIS) CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Twelve Months Ended
	(unaudited)			(unaudited)
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(In thousands, except per share amounts)	2004	2004	2003	2004	2003
Revenue:
Product	$41,999	$41,474	$27,421	$152,350	$89,335
Development, licensing and royalties	4,073	6,394	2,906	20,809	14,190
Total revenue	46,072	47,868	30,327	173,159	103,525
Pro-forma cost and operating expenses:
Cost of product revenue	17,314	18,314	13,267	65,837	46,609
Research and development	11,173	11,585	9,264	44,812	36,523
Selling, general and administrative	7,554	7,764	5,607	28,823	18,401
Total pro-forma cost and operating expenses	36,041	37,663	28,138	139,472	101,533

Pro-forma income from operations	10,031	10,205	2,189	33,687	1,992
Interest income and other, net	320	211	75	718	291
Pro-forma income before income taxes	10,351	10,416	2,264	34,405	2,283

Provision for income taxes	65	369	—	957	—
Pro-forma net income	$10,286	$10,047	$2,264	$33,448	$2,283

Pro-forma net income per share	$0.12	$0.12	$0.03	$0.39	$0.03
Weighted average shares *	88,101	85,890	78,564	86,013	76,555

The above pro-forma financial information is presented for informational purposes only. Our presentation of pro-forma financial information excludes non-cash expenses resulting from acquisitions or the issuance of stock options, as well as unusual or infrequent income and expenses that are not directly attributable to our ongoing operations and are expected to be non-recurring or to be incurred over a limited period of time. Because of these exclusions, our presentation is not in accordance with Generally Accepted Accounting Principles (GAAP). Additionally, our presentation of pro-forma financial information may not be consistent with that of other companies.

We do not evaluate items such as amortization of goodwill and intangible assets, stock-based compensation, impairment charges and other non-cash or infrequent or unusual items when assessing the performance of our ongoing operations or when allocating resources. We believe that the exclusion of intangible and stock-based compensation non-cash charges may help the investor better understand our liquidity position and the use of tangible resources in our operations and the exclusion of unusual or infrequent items provides an alternative measure which may help the investor evaluate our underlying operating performance. Pro-forma information is not, and should not be considered, a substitute for financial information prepared in accordance with GAAP.

* For periods in which there is pro-forma net income, weighted average shares includes weighted average shares outstanding during the period, as well as the dilutive effect of outstanding stock options as if they had been converted to shares during the period.

SILICON IMAGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands)	Dec. 31, 2004	Dec. 31, 2003
Assets
Current assets:
Cash and short-term investments	$93,520	$37,254
Accounts receivable, net	19,417	12,754
Inventories	13,926	10,312
Prepaid expenses and other current assets	3,073	2,703
Total current assets	129,936	63,023
Property and equipment, net	8,912	7,411
Goodwill and intangible assets, net	14,704	16,049
Other assets	774	1,259
Total assets	$154,326	$87,742

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, debt and other current liabilities	$22,285	$18,075
Deferred margin on sales to distributors	9,962	7,274
Total current liabilities	32,247	25,349
Stockholders’ equity	122,079	62,393
Total liabilities and stockholders’ equity	$154,326	$87,742